Exhibit 99.1

JAMES RIVER ANNOUNCES THIRD QUARTER
2021 RESULTS

▪Third Quarter 2021 Net Loss of $23.9 million - ($0.64 per diluted share) and Adjusted Net Operating Loss1 of $26.8 million - ($0.72 per diluted share).
▪21.3% growth in Excess and Surplus Lines ("E&S") Gross Written Premium and 8.7% increase in E&S renewal pricing, each versus the prior year quarter, with nearly all underwriting divisions reporting positive growth and rate increases. The segment experienced its nineteenth consecutive quarter of renewal rate increases, compounding to 45.9% over the same period.
▪Net catastrophes losses were $5.0 million in the third quarter and related to Hurricane Ida. Because the Company purchases significant property catastrophe reinsurance, it does not expect any additional net catastrophe losses from events during the quarter. The losses were primarily related to the Excess Property book in the E&S segment.
▪As previously announced, third quarter results include a pre-tax loss of $29.6 million recognized as adverse loss and loss adjustment expense reserve development in the E&S segment. This is associated with the loss portfolio transfer ("LPT") reinsurance transaction executed during the third quarter that reinsures substantially all of the legacy portfolio of commercial auto policies.
▪Absent the catastrophe losses, an additional $8.1 million of reinstatement premiums related to casualty treaties and the LPT impact, the combined ratio for the E&S segment would have been 83.4%, which compares to 85.2% in the prior year quarter.
▪Fronting Gross Written Premium within the Specialty Admitted segment grew 11.6% driven by the expansion of recently added programs, while gross fee income increased 21.5% over the prior year quarter.

Pembroke, Bermuda, November 2, 2021 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported a third quarter 2021 net loss of $23.9 million ($0.64 per diluted share), compared to net income of $26.3 million ($0.85 per diluted share) for the third quarter of 2020. Adjusted net operating loss1 for the third quarter of 2021 was $26.8 million ($0.72 per diluted share), compared to adjusted net operating income1 of $17.4 million ($0.56 per diluted share) for the same period in 2020.
1 Adjusted Net Operating (Loss) Income is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Third Quarter Results

November 2, 2021

(Loss) Earnings Per Diluted Share	Three Months Ended September 30,
	2021	2020

Net (Loss) Income	$(0.64)	$0.85
Adjusted Net Operating (Loss) Income [1]	$(0.72)	$0.56

1 See "Reconciliation of Non-GAAP Measures" below.

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “With the legacy transaction executed during the third quarter, we have brought economic finality to substantially all of our commercial auto run off portfolio, allowing us to fully focus on the demonstrated strengths of our specialty insurance franchise. Our E&S and Specialty Admitted segments continue to deliver strong growth and underlying profitability. The E&S segment recorded its nineteenth consecutive quarter of positive rate impact, achieving a positive 14.5% rate change on a year to date basis, while Specialty Admitted grew fee income by 21.5% in the quarter as the segment continues to build scale. While our third quarter results were impacted by the aforementioned legacy transaction and reinsurance reinstatements, catastrophe losses stemming from Hurricane Ida and elevated prior year Casualty Reinsurance losses, overall macro and industry conditions remain very favorable and allow us to continue to focus on executing our corporate objectives.”
Third Quarter 2021 Operating Results
•Gross written premium of $346.6 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$217,673	$179,458	21%
Specialty Admitted Insurance	121,175	112,589	8%
Casualty Reinsurance	7,751	19,805	(61)%
	$346,599	$311,852	11%

•Net written premium of $158.2 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$127,881	$109,170	17%
Specialty Admitted Insurance	22,578	16,184	40%
Casualty Reinsurance	7,751	19,805	(61)%
	$158,210	$145,159	9%

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JRVR Announces Third Quarter Results

November 2, 2021
•Net earned premium of $170.6 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$119,760	$104,933	14%
Specialty Admitted Insurance	19,704	14,985	31%
Casualty Reinsurance	31,144	33,044	(6)%
	$170,608	$152,962	12%

•E&S gross written premium increased 21.3% compared to the prior year quarter (eleven out of twelve core underwriting divisions grew). Retention in the segment declined due to the impact of $8.1 million of reinstatement premiums related to casualty treaties on net written and net earned premiums. Adjusting for reinstatement premiums, net written premium growth was approximately 25% and net earned premium growth was approximately 22% compared to the prior year quarter.
•Gross written premium for the Specialty Admitted Insurance segment increased from the prior year quarter due to an 11.6% increase in premiums written in our fronting business. While we continue to generally retain less than 20% of the risk in our fronting book, net written premium increased at a greater rate than gross written premium due to a higher premium retention on some fronted business.
•Gross and net written premium in the Casualty Reinsurance segment decreased from the prior year quarter primarily driven by a timing difference as business incepted in earlier quarters, as well as negative premium adjustments.
•There was overall adverse reserve development of $44.1 million (representing a 25.8 percentage point increase to the Company’s loss ratio). Pre-tax favorable (unfavorable) reserve development by segment was as follows:

	Three Months Ended September 30,
($ in thousands)	2021	2020
Excess and Surplus Lines	$(29,535)	$(27)
Specialty Admitted Insurance	500	2,000
Casualty Reinsurance	(15,063)	(6,207)
	$(44,098)	$(4,234)
•The prior year reserve development in the quarter included $29.6 million related to the LPT reinsurance transaction for the legacy commercial auto portfolio. Net reserve development on the remaining E&S and Specialty Admitted business was modestly favorable.
•$15.1 million of adverse reserve development in the Casualty Reinsurance segment, the majority of which was associated with treaties the Company has exited. Reported net losses in the quarter were meaningfully above average.
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JRVR Announces Third Quarter Results

November 2, 2021
•Gross fee income was as follows:

	Three Months Ended September 30,
($ in thousands)	2021	2020	% Change
Specialty Admitted Insurance	$5,627	$4,631	22%

•The consolidated expense ratio was 24.8%, equal to that of the prior year quarter. The expense ratio benefited from a reduction in bad debt expense and true ups to various accruals for state taxes and fees in the quarter within the Specialty Admitted segment.

Investment Results
Net investment income for the third quarter of 2021 was $15.3 million, an increase of 2.2% compared to $15.0 million for the same period in 2020.
The Company’s net investment income consisted of the following:

	Three Months Ended September 30,
($ in thousands)	2021	2020	% Change
Renewable Energy Investments	$918	$22	4073%
Other Private Investments	842	511	65%
All Other Net Investment Income	13,529	14,426	(6)%
Total Net Investment Income	$15,289	$14,959	2%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended September 30, 2021 was 2.8% (versus 3.2% for the three months ended September 30, 2020). The investment yield decreased primarily as a result of lower market yields on fixed maturity securities.
Total invested assets declined by 3.8% from the comparable quarter last year and 6.2% from year end, largely due to the transfer of funds in connection with the previously announced LPT reinsurance agreement.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The Company had pre-tax losses and tax benefits for the nine months ended September 30, 2021. The full year 2021 tax rate is expected to approximate the 17.8% reported for the nine months ended September 30, 2021. The tax rate for the nine months ended September 30, 2020 was 14.4%.

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JRVR Announces Third Quarter Results

November 2, 2021
Tangible Equity
Pre-dividend tangible equity2 of $627.5 million at September 30, 2021 increased 8.7% compared to tangible equity of $577.4 million at December 31, 2020.
September 30, 2021 tangible equity of $595.7 million after dividends increased 3.2% from $577.4 million at December 31, 2020.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Friday, December 31, 2021 to all shareholders of record on Monday, December 13, 2021.
Conference Call
James River will hold a conference call to discuss its third quarter results tomorrow, November 3, 2021 at 9:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 3487409, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on December 3, 2021 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the downgrade in the financial strength rating of our regulated insurance subsidiaries announced on May 7, 2021, or further downgrades, impacting our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on
2 Pre-dividend tangible equity and tangible equity are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Third Quarter Results

November 2, 2021
reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform their reimbursement obligations; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 26, 2021 and our most recent Quarterly Report on Form 10-Q filed with the SEC on August 5, 2021. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income (loss), tangible equity, adjusted net operating return on average tangible equity (which is calculated as annualized adjusted net operating income (loss) divided by average tangible equity), and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
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JRVR Announces Third Quarter Results

November 2, 2021
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Brett Shirreffs
SVP, Finance, Investments and Investor Relations
InvestorRelations@jrgh.net

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JRVR Announces Third Quarter Results

November 2, 2021
James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

($ in thousands, except for share data)	September 30, 2021	December 31, 2020
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,721,727	$1,783,642
Equity securities, at fair value	99,980	88,975
Bank loan participations, at fair value	154,989	147,604
Short-term investments	26,942	130,289
Other invested assets	57,744	46,548
Total invested assets	2,061,382	2,197,058

Cash and cash equivalents	220,551	162,260
Restricted cash equivalents (a)	10,000	859,920
Accrued investment income	11,801	10,980
Premiums receivable and agents’ balances, net	369,191	369,577
Reinsurance recoverable on unpaid losses, net	1,348,864	805,684
Reinsurance recoverable on paid losses	82,110	46,118
Deferred policy acquisition costs	62,456	62,953
Goodwill and intangible assets	217,961	218,233
Other assets	399,783	330,289
Total assets	$4,784,099	$5,063,072

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,596,829	$2,192,080
Unearned premiums	702,246	630,371
Funds held (a)	—	859,920
Senior debt	262,300	262,300
Junior subordinated debt	104,055	104,055
Accrued expenses	57,264	55,989
Other liabilities	247,766	162,749
Total liabilities	3,970,460	4,267,464

Total shareholders’ equity	813,639	795,608
Total liabilities and shareholders’ equity	$4,784,099	$5,063,072

Tangible equity (b)	$595,678	$577,375
Tangible equity per common share outstanding (b)	$15.98	$18.84
Total shareholders’ equity per common share outstanding	$21.82	$25.96
Common shares outstanding	37,287,244	30,649,261

(a) As of September 30, 2021, these funds were deposited into a collateral trust account established in favor of the Company. Prior to the execution of the recent LPT with Aleka Insurance, Inc., these funds had been held on the Company's balance sheet since October of 2019. In accordance with the terms of the LPT, the Company has posted $10.0 million as collateral for the claims paid by the third party administrator, which is classified as restricted cash equivalents.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces Third Quarter Results

November 2, 2021
James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated (Loss) Income Statement Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except for share data)	2021	2020	2021	2020
REVENUES
Gross written premiums	$346,599	$311,852	$1,100,000	$897,332
Net written premiums	158,210	145,159	526,413	445,570

Net earned premiums	170,608	152,962	503,906	447,695
Net investment income	15,289	14,959	44,726	51,145
Net realized and unrealized gains (losses) on investments (a)	3,983	8,929	13,738	(27,885)
Other income	1,113	615	3,170	3,543
Total revenues	190,993	177,465	565,540	474,498

EXPENSES
Losses and loss adjustment expenses	166,078	106,155	549,578	301,757
Other operating expenses	43,193	38,224	136,414	133,242
Other expenses	706	60	2,231	1,792
Interest expense	2,227	2,129	6,692	7,970
Amortization of intangible assets	90	149	272	447
Total expenses	212,294	146,717	695,187	445,208
(Loss) income before taxes	(21,301)	30,748	(129,647)	29,290
Income tax expense (benefit)	2,588	4,465	(23,141)	4,208
NET (LOSS) INCOME	$(23,889)	$26,283	$(106,506)	$25,082
ADJUSTED NET OPERATING (LOSS) INCOME (b)	$(26,814)	$17,382	$(116,780)	$50,179

(LOSS) INCOME PER SHARE
Basic	$(0.64)	$0.86	$(3.12)	$0.82
Diluted	$(0.64)	$0.85	$(3.12)	$0.81

ADJUSTED NET OPERATING (LOSS) INCOME PER SHARE
Basic	$(0.72)	$0.57	$(3.42)	$1.64
Diluted	$(0.72)	$0.56	$(3.42)	$1.63

Weighted-average common shares outstanding:
Basic	37,278,469	30,582,540	34,161,022	30,529,557
Diluted	37,278,469	30,946,843	34,161,022	30,838,595
Cash dividends declared per common share	$0.30	$0.30	$0.90	$0.90

Ratios:
Loss ratio	97.3%	69.4%	109.1%	67.4%
Expense ratio (c)	24.8%	24.8%	26.5%	29.2%
Combined ratio	122.1%	94.2%	135.6%	96.6%
Accident year loss ratio	71.5%	66.6%	67.2%	66.0%
Accident year loss ratio ex-catastrophe losses	68.6%	66.6%	66.2%	66.0%

(a) Includes gains (losses) of $643,000 and $3.8 million for the change in net unrealized gains/losses on equity securities in the three and nine months ended September 30, 2021, respectively ($2.4 million and $(6.9) million in the respective prior year periods), and $375,000 and $6.6 million for the change in net unrealized gains/losses on bank loan participations ($9.7 million and $(7.6) million in the respective prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $1.0 million and $2.9 million for the three and nine months ended September 30, 2021, respectively ($363,000 and $2.7 million in the respective prior year periods), and a denominator of net earned premiums.

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JRVR Announces Third Quarter Results

November 2, 2021

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross written premiums	$217,673	$179,458	21.3%	$613,045	$502,649	22.0%
Net written premiums (a)	$127,881	$109,170	17.1%	$371,477	$328,190	13.2%

Net earned premiums (a)	$119,760	$104,933	14.1%	$351,413	$305,521	15.0%
Losses and loss adjustment expenses	(117,214)	(69,938)	67.6%	(428,550)	(198,877)	115.5%
Underwriting expenses	(24,073)	(19,414)	24.0%	(68,419)	(66,856)	2.3%
Underwriting (loss) profit (b), (c)	$(21,527)	$15,581	—	$(145,556)	$39,788	—

Ratios:
Loss ratio	97.9%	66.7%		122.0%	65.1%
Expense ratio	20.1%	18.5%		19.4%	21.9%
Combined ratio	118.0%	85.2%		141.4%	87.0%
Accident year loss ratio	73.2%	66.6%		67.7%	66.0%
Accident year loss ratio ex-catastrophe losses	69.0%	66.6%		66.3%	66.0%

(a) Net written and earned premiums were negatively impacted by $8.1 million of reinstatement premiums related to casualty treaties during the three and nine months ended September 30, 2021.
(b) See "Reconciliation of Non-GAAP Measures".
(c) Underwriting results for the three and nine months ended September 30, 2020 include gross fee income of $— and $1.6 million, respectively, related to a former commercial auto account (none for the three and nine months ended September 30, 2021). These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Third Quarter Results

November 2, 2021
SPECIALTY ADMITTED INSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross written premiums	$121,175	$112,589	7.6%	$377,400	$303,831	24.2%
Net written premiums	$22,578	$16,184	39.5%	$66,081	$42,279	56.3%

Net earned premiums	$19,704	$14,985	31.5%	$54,656	$42,660	28.1%
Losses and loss adjustment expenses	(15,263)	(10,745)	42.0%	(39,371)	(31,209)	26.2%
Underwriting expenses	(1,357)	(2,381)	(43.0)%	(8,797)	(9,150)	(3.9)%
Underwriting profit (a), (b)	$3,084	$1,859	65.9%	$6,488	$2,301	182.0%

Ratios:
Loss ratio	77.5%	71.7%		72.0%	73.2%
Expense ratio	6.8%	15.9%		16.1%	21.4%
Combined ratio	84.3%	87.6%		88.1%	94.6%
Accident year loss ratio	80.0%	85.1%		76.6%	82.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include gross fee income of $5.6 million and $16.2 million for the three and nine months ended September 30, 2021, respectively ($4.6 million and $14.2 million for the same periods in the prior year).

CASUALTY REINSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross written premiums	$7,751	$19,805	(60.9)%	$109,555	$90,852	20.6%
Net written premiums	$7,751	$19,805	(60.9)%	$88,855	$75,101	18.3%

Net earned premiums	$31,144	$33,044	(5.7)%	$97,837	$99,514	(1.7)%
Losses and loss adjustment expenses	(33,601)	(25,472)	31.9%	(81,657)	(71,671)	13.9%
Underwriting expenses	(9,454)	(8,261)	14.4%	(33,037)	(30,962)	6.7%
Underwriting loss (a)	$(11,911)	$(689)	1,628.7%	$(16,857)	$(3,119)	440.5%

Ratios:
Loss ratio	107.9%	77.1%		83.5%	72.0%
Expense ratio	30.3%	25.0%		33.7%	31.1%
Combined ratio	138.2%	102.1%		117.2%	103.1%
Accident year loss ratio	59.5%	58.3%		60.4%	58.9%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Third Quarter Results

November 2, 2021

RECONCILIATION OF NON-GAAP MEASURES

Underwriting (Loss) Profit

The following table reconciles the underwriting (loss) profit by individual operating segment and for the entire Company to consolidated (loss) income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting (loss) profit of operating segments. Our definition of underwriting (loss) profit of operating segments and underwriting (loss) profit may not be comparable to that of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2021	2020	2021	2020
Underwriting (loss) profit of the operating segments:
Excess and Surplus Lines	$(21,527)	$15,581	$(145,556)	$39,788
Specialty Admitted Insurance	3,084	1,859	6,488	2,301
Casualty Reinsurance	(11,911)	(689)	(16,857)	(3,119)
Total underwriting (loss) profit of operating segments	(30,354)	16,751	(155,925)	38,970
Other operating expenses of the Corporate and Other segment	(7,287)	(7,805)	(23,258)	(23,556)
Underwriting (loss) profit (a)	(37,641)	8,946	(179,183)	15,414
Net investment income	15,289	14,959	44,726	51,145
Net realized and unrealized gains (losses) on investments (b)	3,983	8,929	13,738	(27,885)
Other expense	(615)	192	(1,964)	(967)
Interest expense	(2,227)	(2,129)	(6,692)	(7,970)
Amortization of intangible assets	(90)	(149)	(272)	(447)
Consolidated (loss) income before taxes	$(21,301)	$30,748	$(129,647)	$29,290

(a) Included in underwriting results for the three and nine months ended September 30, 2021 is gross fee income of $5.6 million and $16.2 million, respectively ($4.6 million and $15.8 million in the respective prior year periods).

(b) Includes gains (losses) of $643,000 and $3.8 million for the change in net unrealized gains/losses on equity securities in the three and nine months ended September 30, 2021, respectively ($2.4 million and $(6.9) million in the respective prior year periods), and $375,000 and $6.6 million for the change in net unrealized gains/losses on bank loan participations ($9.7 million and $(7.6) million in the respective prior year periods).

Adjusted Net Operating (Loss) Income

We define adjusted net operating (loss) income as net (loss) income excluding net realized and unrealized gains (losses) on investments, and certain non-operating expenses such as professional service fees related to various strategic initiatives and the filing of registration statements for the offering of securities, and severance costs associated with terminated employees. We use adjusted net operating (loss) income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating (loss) income should not be viewed as a substitute for net (loss) income calculated in accordance with GAAP, and our definition of adjusted net operating (loss) income may not be comparable to that of other companies.

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JRVR Announces Third Quarter Results

November 2, 2021
Our (loss) income before taxes and net (loss) income reconciles to our adjusted net operating (loss) income as follows:

	Three Months Ended September 30,
	2021		2020
($ in thousands)	Loss Before Taxes	Net Loss	Income Before Taxes	Net Income
(Loss) income as reported	$(21,301)	$(23,889)	$30,748	$26,283
Net realized and unrealized (gains) losses on investments (a)	(3,983)	(3,422)	(8,929)	(8,824)
Other expenses	625	497	(21)	(77)
Adjusted net operating (loss) income	$(24,659)	$(26,814)	$21,798	$17,382

	Nine Months Ended September 30,
	2021		2020
($ in thousands)	Loss Before Taxes	Net Loss	Income Before Taxes	Net Income
(Loss) income as reported	$(129,647)	$(106,506)	$29,290	$25,082
Net realized and unrealized (gains) losses on investments (a)	(13,738)	(11,914)	27,885	23,646
Other expenses	1,963	1,640	1,711	1,451
Adjusted net operating (loss) income	$(141,422)	$(116,780)	$58,886	$50,179

(a) Includes gains (losses) of $643,000 and $3.8 million for the change in net unrealized gains/losses on equity securities in the three and nine months ended September 30, 2021, respectively ($2.4 million and $(6.9) million in the respective prior year periods), and $375,000 and $6.6 million for the change in net unrealized gains/losses on bank loan participations ($9.7 million and $(7.6) million in the respective prior year periods).

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for September 30, 2021, December 31, 2020, and September 30, 2020 and reconciles tangible equity to tangible equity before dividends for September 30, 2021.

	September 30, 2021		December 31, 2020		September 30, 2020
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$813,639	$21.82	$795,608	$25.96	$821,406	$26.83
Goodwill and intangible assets	217,961	5.84	218,233	7.12	218,324	7.13
Tangible equity	$595,678	$15.98	$577,375	$18.84	$603,082	$19.70
Dividends to shareholders for the nine months ended September 30, 2021	31,833	0.90
Pre-dividend tangible equity	$627,511	$16.88
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